As filed with the Securities and Exchange Commission on July 20, 2012

Registration No. 333-176484

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 9
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Eloqua, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	98-0551177
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Eloqua, Inc.
1921 Gallows Road, Suite 250
Vienna, VA 22182
(703) 584-2750
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Joseph P. Payne
President and Chief Executive Officer
Eloqua, Inc.
1921 Gallows Road, Suite 250
Vienna, VA 22182
(703) 584-2750
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Austin, Esq. David V. Cappillo, Esq. Gregg L. Katz, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Rachel W. Sheridan, Esq. Brandon J. Bortner, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004 (202) 637-2200

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(3)

Common Stock par value $0.0001 per share	9,200,000	$11.50	$105,800,000.00	$12,274.68

(1)	Includes 1,200,000 shares which the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)	Of this amount, $11,610 was previously paid in connection with the initial filing of this Registration Statement on August 24, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 9 is being filed solely for the purpose of amending the calculation of the registration fee set forth on the cover page of the Registration Statement and amending certain expenses listed in Item 13 of Part II of the Registration Statement. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fees.

SEC registration fee	$12,275
FINRA filing fee	11,370
NASDAQ Global Market listing fee	150,000
Printing and engraving expenses	200,000
Legal fees and expenses	1,900,000
Accounting fees and expenses	500,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	116,355

Total	$2,900,000

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VII of our amended and restated certificate of incorporation (the “Charter”), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article V of our amended and restated by-laws (the “By-Laws”), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Grants and Exercises of Stock Options

Since January 1, 2009, we have granted stock options to purchase an aggregate of 5,099,820 shares of our common stock at exercise prices ranging from $1.20 to $9.03. Since January 1, 2009, we have issued an aggregate of 1,144,368 shares of our common stock upon exercise of stock options granted pursuant to our 2006 Stock Option Plan and our 2006 US Employee Stock Option Plan for aggregate consideration of $1,503,093. In addition, concurrent with the sale of common stock being registered hereby, we will issue an aggregate of 99,062 shares of our common stock upon the exercise of stock options by one of our selling stockholders. The option grants and the issuances of common stock upon exercise of the options were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

Grants and Exercises of Warrants

In December 2010, we issued a warrant to purchase 93,750 shares of our Series C preferred stock to an accredited investor at an exercise price of $1.20 per share. Since January 1, 2009, we have issued an aggregate of 182,524 shares of our common stock upon exercise of common stock warrants for aggregate consideration of $105,528. The warrant issuance and the issuances of common stock upon exercise of the warrants were exempt pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of warrants are deemed restricted securities for the purposes of the Securities Act.

Issuances of Capital Stock

On December 14, 2011, we issued an aggregate of 50,118 shares of our common stock to two stockholders in exchange for an equal number of exchangeable common shares of our subsidiary Eloqua Corporation held by those stockholders. The issuances of our common stock were exempt pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The shares of common stock are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits

(a)

Number		Description

1	.1**	Form of Underwriting Agreement
3	.1**	Second Amended and Restated Certificate of Incorporation of the Registrant (as amended and currently in effect)
3	.2**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the completion of the offering)
3	.3**	By-laws of the Registrant (as currently in effect)
3	.4**	Amended and Restated By-laws of the Registrant (to be effective upon the completion of the offering)
4	.1**	Specimen Common Stock Certificate
4	.2**	Second Amended and Restated Investor Rights Agreement, dated September 27, 2007
4	.3**	Amended and Restated Stockholders Agreement, dated September 27, 2007, as amended
4	.4**	Warrant to Purchase Stock issued June 29, 2007 to Comerica Bank
4	.5**	Warrant to Purchase Stock issued December 28, 2010 to Silicon Valley Bank
4	.6**	Form of Common Stock Warrant
5	.1**	Opinion of Goodwin Procter LLP
10	.1**	2006 Stock Option Plan and forms of award agreements thereunder
10	.2**	2006 U.S. Employee Stock Plan and forms of award agreements thereunder
10	.3**	2012 Employee Stock Purchase Plan, as amended
10	.4**	2012 Stock Option and Incentive Plan and forms of award agreements thereunder
10	.5**	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors
10	.6**	Loan and Security Agreement between Silicon Valley Bank and the Registrant, dated June 15, 2009, as amended
10	.7**	Deed of Lease between Tysons International Plaza I & II, L.P. and the Registrant, dated as of June 25, 2009, as amended
10	.8**	Lease between 674951 Ontario Limited and Eloqua Corporation, dated as of February 10, 2005, as amended
10	.9**	Employment Agreement, dated April 15, 2008 by and between the Registrant and Joseph P. Payne, as amended
10	.10**	Employment Agreement, dated February 15, 2008 by and between the Registrant and Don E. Clarke, as amended
10	.11**	General Employment Offer Letter, dated June 17, 2009, by and between the Registrant and Alex P. Shootman, as amended
10	.12**	General Employment Offer Letter, dated July 19, 2008, by and between the Registrant and Brian E. Kardon, as amended December 28, 2008
10	.13**	Executive Agreement, dated July 12, 2012, by and between the Registrant and Andre H.S. Yee
10	.14**	General Employment Offer Letter, dated April 30, 2012, by and between the Registrant and Heidi M. Melin, as amended
10	.15**	Executive Agreement, dated July 12, 2012, by and between the Registrant and Stephen E. Holsten
10	.16**	Senior Executive Incentive Bonus Plan
21	.1**	List of Subsidiaries of the Registrant
23	.1**	Consent of KPMG LLP
23	.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3**	Consent of Timan, LLC
24	.1**	Power of Attorney (included on signature page)

**	Previously filed

(b) Financial Statement Schedules

See page F-45 for financial statement schedules included in the Registration Statement, which are incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i) that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment no. 9 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia on the 20th day of July, 2012.

ELOQUA, INC.

By:	/s/ Joseph P. Payne
Joseph P. Payne
Chairman of the Board, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 9 to registration statement has been signed by the following persons in the capacities indicated on July 20, 2012:

Signature		Title(s)

/s/ Joseph P. Payne Joseph P. Payne		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
/s/ Don E. Clarke Don E. Clarke		Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)
* Byron B. Deeter		Director
* Neal Dempsey		Director
* John J. McDonnell, Jr.		Director
* Thomas Reilly		Director
* Stephen M. Swad		Director
* Bradford D. Woloson		Director

*By:	/s/ Joseph P. Payne Joseph P. Payne Attorney-in-fact

EXHIBIT INDEX

Number		Description

1	.1**	Form of Underwriting Agreement
3	.1**	Second Amended and Restated Certificate of Incorporation of the Registrant (as amended and currently in effect)
3	.2**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the completion of the offering)
3	.3**	By-laws of the Registrant (as currently in effect)
3	.4**	Amended and Restated By-laws of the Registrant (to be effective upon the completion of the offering)
4	.1**	Specimen Common Stock Certificate
4	.2**	Second Amended and Restated Investor Rights Agreement, dated September 27, 2007
4	.3**	Amended and Restated Stockholders Agreement, dated September 27, 2007, as amended
4	.4**	Warrant to Purchase Stock issued June 29, 2007 to Comerica Bank
4	.5**	Warrant to Purchase Stock issued December 28, 2010 to Silicon Valley Bank
4	.6**	Form of Common Stock Warrant
5	.1**	Opinion of Goodwin Procter LLP
10	.1**	2006 Stock Option Plan and forms of award agreements thereunder
10	.2**	2006 U.S. Employee Stock Plan and forms of award agreements thereunder
10	.3**	2012 Employee Stock Purchase Plan, as amended
10	.4**	2012 Stock Option and Incentive Plan and forms of award agreements thereunder
10	.5**	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors
10	.6**	Loan and Security Agreement between Silicon Valley Bank and the Registrant, dated June 15, 2009, as amended
10	.7**	Deed of Lease between Tysons International Plaza I & II, L.P. and the Registrant, dated as of June 25, 2009, as amended
10	.8**	Lease between 674951 Ontario Limited and Eloqua Corporation, dated as of February 10, 2005, as amended
10	.9**	Employment Agreement, dated April 15, 2008 by and between the Registrant and Joseph P. Payne, as amended
10	.10**	Employment Agreement, dated February 15, 2008 by and between the Registrant and Don E. Clarke, as amended
10	.11**	General Employment Offer Letter, dated June 17, 2009, by and between the Registrant and Alex P. Shootman, as amended
10	.12**	General Employment Offer Letter, dated July 19, 2008, by and between the Registrant and Brian E. Kardon, as amended December 28, 2008
10	.13**	Executive Agreement, dated July 12, 2012, by and between the Registrant and Andre H.S. Yee
10	.14**	General Employment Offer Letter, dated April 30, 2012, by and between the Registrant and Heidi M. Melin, as amended
10	.15**	Executive Agreement, dated July 12, 2012, by and between the Registrant and Stephen E. Holsten
10	.16**	Senior Executive Incentive Bonus Plan
21	.1**	List of Subsidiaries of the Registrant
23	.1**	Consent of KPMG LLP
23	.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23	.3**	Consent of Timan, LLC
24	.1**	Power of Attorney (included on signature page)

**	Previously filed